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                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549

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                                   FORM 8-K

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                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               September 2, 1998                                 0-23396
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Date of Report (Date of earliest event reported)          Commission File Number



                    Skyline Multimedia Entertainment, Inc.
            (Exact name of registrant as specified in its charter)

           New York                                    11-3182335
-------------------------------          ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                               350 Fifth Avenue
                           New York, New York 10118
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              (Address of Principal Executive Offices) (Zip Code)

                                (212) 564-2224
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             (Registrant's telephone number, including area code)


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Item 5.     Other Events.

     On September 2, 1998, Skyline Multimedia Entertainment, Inc. (the "Company") and its subsidiaries entered into a Debt to Equity Conversion Agreement (the "Agreement") with its institutional lenders. Pursuant to the Agreement, the institutional lenders have agreed, subject to certain conditions, to convert all of their respective indebtedness of the Company (the "Debt"), approximately $7.235 million principal amount plus approximately $1.225 million of accrued interest thereon (the "Initial Conversion Value") into approximately 8,460 shares of Series B Convertible Redeemable Preferred Stock of the Company (the "Series B Preferred Stock"). The institutional lenders of the Company have agreed to such conversion in an effort to comply with certain Nasdaq SmallCap Market ("Nasdaq") net worth criteria to maintain the listing of the Company's common stock, par value $.001 per share (the "Common Stock"), on Nasdaq and to make the Company's balance sheet and capital structure more attractive to potential investors and the financial community. Provided the Company's listing of its Common Stock on Nasdaq is maintained, the conversion of the Debt will be subject to the approval of the issuance of the Series B Preferred Stock by the shareholders of the Company at the next annual meeting of shareholders or, alternatively, receipt from Nasdaq of a waiver of such shareholder approval requirement.

     The holders of shares of Series B Preferred Stock will be entitled to a 10% cumulative dividend when, as and if declared by the Board. The shares of Series B Preferred Stock are convertible by the holders thereof into that number of shares of Common Stock of the Company calculated by dividing $1.30 into the Initial Conversion Value of the Series B Preferred Stock (i.e., $1,000 per share or an aggregate of $8.46 million), subject to adjustment, plus any accumulated dividends. The Series B Preferred Stock is redeemable by the Company, in whole or in part, at any time upon payment of the Initial Conversion Value per share (as adjusted from time to time), plus any accumulated dividends. The institutional lenders also have certain registration rights with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock.

     Additionally, on September 3, 1998, representatives of the Company and the institutional lenders met with Nasdaq in connection with a hearing to determine the Company's eligibility to maintain the listing of its Common Stock on Nasdaq. Nasdaq's hearing panel requested the Company to furnish it with additional information with respect to the amount of time within which it will take for the Company to accomplish its proposed plan of compliance. The Company has submitted such additional information to Nasdaq on September 15, 1998 and is hopeful that a decision will be rendered by the hearing panel by early October 1998. There can be no assurance that a decision will be rendered by such time or that such decision will be favorable to the Company. Further, such decision may be subject to conditions or other restrictions which the Company may not be able to comply with or which may make it more difficult to trade in the Company's securities. An unfavorable decision will result in the immediate delisting of the Company's Common Stock from Nasdaq irrespective of the Company's ability to appeal such decision. Any such delisting will have an adverse impact on the liquidity of the Company's securities, which may then trade on the OTC Bulletin Board or the over-the-counter market, which may make it more difficult to trade in the Company's securities or liquidate an investor's holdings. Also, such delisting may make it more difficult for the Company to raise additional capital.

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Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)    not applicable

     (b)    not applicable

     (c)    Exhibits

            10.56 Debt to Equity Conversion Agreement dated as of September 2, 1998.

            10.57   Registration Rights Agreement dated as of September 2, 1998.

            10.58 Form of Certificate of Amendment to Certificate of Incorporation.



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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 1998               SKYLINE MULTIMEDIA ENTERTAINMENT, INC.



                                       By:    /s/Steven Schwartz
                                          ------------------------
                                       Name:  Steven Schwartz
                                       Title: Executive Director of Operations
                                              and Finance and Co-Chief
                                              Executive Officer

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